As filed with the Securities and Exchange Commission on August 12, 2010.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDERTHE SECURITIES ACT OF 1933

GLOBAL GEOPHYSICAL SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	05-0574281
(State or Other Jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

13927 South Gessner Road Missouri City, Texas	77489
(Address of Principal Executive Offices)	(Zip Code)

Global Geophysical Services, Inc. 2006 Incentive Compensation Plan
(Full Title of the Plan)

Richard A. Degner

Chairman of the Board, President and Chief Executive Officer

13927 South Gessner Road

Missouri City, TX 77489
(Name and address of Agent for Service)

(713) 972-9200
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Bryce D. Linsenmayer Haynes and Boone, LLP 1221 McKinney Street, Suite 2100 Houston, Texas 77010 (713) 547-2007	Alvin L. Thomas II Senior Vice President, General Counsel and Secretary 13927 South Gessner Road Missouri City, TX 77489 (713) 972-9200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☒	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	4,650,695 shares	$7.54	$35,066,241	$2,501

(1)                        Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to anti-dilution and adjustment provisions of the Global Geophysical Services, Inc. 2006 Incentive Compensation Plan described herein.

(2)                        Computed pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, based on the average of the high and low sale prices, as reported on the NYSE on August 10, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Global Geophysical Services, Inc. 2006 Incentive Compensation Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8 and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by us with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, are incorporated herein by reference:

•                                          The Company’s prospectus filed pursuant to Rule 424(b) on April 22, 2010.

•                                          The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010.

•                                          The Company’s Current Reports on Form 8-K, filed with the Commission on April 27, 2010, May 3, 2010, May 12, 2010, July 20, 2010 and August 5, 2010 (to the extent filed and not furnished).

•                                          The description of our common stock set forth in our Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Securities Exchange Act on April 21, 2010, including any future amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered under the plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Our third amended and restated certificate of incorporation (our “certificate of incorporation”) and amended and restated bylaws will provide that indemnification shall be to the fullest extent permitted by the DGCL for all of our current or former directors or officers. As permitted by the DGCL, our certificate of incorporation will provide that our directors shall have no personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

In addition, we have entered into individual indemnity agreements with certain of our directors and certain of our executive officers. These agreements require us to, among other things, indemnify these individuals against certain liabilities that may arise in connection with their status or service as one of our directors or executive officers and to advance their expenses incurred as a result of any proceeding for which they may be entitled to indemnification. Further, the agreements are intended to provide indemnification rights to the fullest extent permitted under the DGCL and are in addition to any other rights these individuals may have under our certificate of incorporation, bylaws or applicable law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Haynes and Boone, LLP, counsel for the Company (filed herewith)

23.1	Consent of UHY LLP (filed herewith)

23.2	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

99.1	Global Geophysical Services, Inc. 2006 Incentive Compensation Plan (incorporated by reference to Exhibit 10.34 of our Registration Statement on Form S-1 (Registration No. 333-162540))

Item 9. Undertakings.

(a) We hereby undertake:

(1)                          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                 To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                              To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)                          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 12, 2010.

GLOBAL GEOPHYSICAL SERVICES, INC.

By:	/s/ RICHARD A. DEGNER
Richard A. Degner
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD A. DEGNER	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	August 12, 2010
Richard A. Degner

/s/ P. MATHEW VERGHESE	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 12, 2010
P. Mathew Verghese

/s/ THOMAS J. FLEURE	Senior Vice President, Geophysical Technology and Director	August 12, 2010
Thomas J. Fleure

/s/ DAMIR S. SKERL
Damir S. Skerl	Director	August 12, 2010

/s/ MICHAEL C. FORREST
Michael C. Forrest	Director	August 12, 2010

/s/ GEORGE E. MATELICH
George E. Matelich	Director	August 12, 2010

/s/ STANLEY DE JONGH OSBORNE
Stanley de Jongh Osborne	Director	August 12, 2010

/s/ JOHN R. RUSSELL
John R. Russell	Director	August 12, 2010

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Haynes and Boone, LLP, counsel for the Company (filed herewith)

23.1	Consent of UHY LLP (filed herewith)

23.2	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

99.1	Global Geophysical Services, Inc. 2006 Incentive Compensation Plan (incorporated by reference to Exhibit 10.34 of our Registration Statement on Form S-1 (Registration No. 333-162540))